Exhibit 99.1
VNUS Medical Technologies, Inc. Announces the Hiring of Guido Smeets, MD, as Vice President of Clinical Research and Chief Medical Officer
SAN JOSE, Calif., October 31, 2008 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the hiring Guido Smeets, MD, as Vice President of Clinical Research and Chief Medical Officer.
Dr. Smeets joins VNUS with over 17 years of clinical experience. Prior to joining VNUS, Dr. Smeets served as the Head of Clinical Affairs for Pelikan Technologies, Inc., a privately held diagnostic testing platform company. Prior to joining Pelikan Technologies, he was Vice President of Clinical Development for Ilypsa, Inc., and Vice President of Clinical Development for GMP Companies, Inc. Dr. Smeets held increasingly responsible positions in Clinical Research at Mallinckrodt BV and Mallinckrodt, Inc., as well as in Sales and Marketing at Johnson & Johnson and Mallinckrodt, BV. Dr. Smeets holds a Doctor of Medicine from Utrecht University, School of Medicine, The Netherlands and an MBA from Erasmus University, Rotterdam School of Management, The Netherlands.
VNUS President & Chief Executive Officer Brian Farley stated, “Dr. Smeets brings a tremendous amount of pre-clinical, clinical development and device commercialization experience to our company with his prior responsibilities in clinical research and sales in the medical device and pharmaceutical fields. These skills make him a highly welcome addition to the VNUS organization and Senior Management Team.””
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that is often the underlying cause of painful varicose veins. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporation website at www.vnus.com.
CONTACT:
Brian Farley
President and Chief Executive Officer
(408) 360-7200